EX-99.12

Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, PA 19103
(215) 564-8000
FAX: (215) 564-8120
www.stradley.com

_______________, 2009

Board of Trustees
Aberdeen Funds
a Delaware statutory trust
5 Tower Bridge
300 Barr Harbor Drive, Suite 300
West Conshohocken, PA 19428

Board of Directors
Credit Suisse Global Fixed Income Fund, Inc.
a Maryland corporation
Eleven Madison Avenue
New York, New York 10010

Board of Directors
Credit Suisse Global Small Cap Fund, Inc.
a Maryland corporation
Eleven Madison Avenue
New York, New York 10010

Board of Directors
Credit Suisse Institutional Fund, Inc.
a Maryland corporation
Eleven Madison Avenue
New York, New York 10010

Re:Agreement and Plan of Reorganization (the “Agreement”) entered into on _______, 2009, by and among Aberdeen Funds, a Delaware statutory trust (“Trust”), on behalf of each of its separate series: Aberdeen Global Fixed Income Fund, Aberdeen Global Small Cap Fund, Aberdeen International Equity Fund, Aberdeen Asia Bond Institutional Fund and Aberdeen International Equity Institutional Fund (each of Aberdeen Global Fixed Income Fund, Aberdeen Global Small Cap Fund, Aberdeen Asia Bond Institutional Fund and Aberdeen International Equity Institutional Fund, an “Acquiring Fund”); Credit Suisse Global Fixed Income Fund, Inc., a Maryland corporation; Credit Suisse Global Small Cap Fund, Inc., a Maryland corporation; Credit Suisse International Focus Fund, Inc., a Maryland corporation, and Credit Suisse Institutional Fund, Inc., a Maryland corporation, on behalf of each of its separate series: Asia Bond Portfolio and International Focus Portfolio (each of Credit Suisse Global Fixed Income Fund, Inc., Credit Suisse Global Small Cap Fund, Inc., Asia Bond Portfolio, and International Focus Portfolio, an “Acquired Fund”)

Ladies and Gentlemen:

     You have requested our opinion concerning certain federal income tax consequences of the reorganization of Acquired Funds (the “Reorganization”), which will consist of: (i) the acquisition by the Trust on behalf of each of the Acquiring Funds of all of the property, assets and goodwill of its corresponding Acquired Fund in exchange solely for shares of beneficial interest, without par value, of the corresponding Acquiring Fund (“Acquiring Fund Shares”), which are voting securities; (ii) the assumption by the Trust on behalf of each of the Acquiring Funds of the Liabilities of its corresponding Acquired Fund; (iii) the distribution of full and fractional shares of each class of the corresponding Acquiring Fund Shares equal in number to the number of full and fractional shares of the corresponding class of shares of beneficial interest, $.001 par value, of Acquired Fund (“Acquired Fund Shares”) outstanding at the time of calculation of Acquired Funds’ net asset value on the business day immediately preceding the Closing Date of the Reorganization in complete liquidation of each Acquired Fund; and (iv) the dissolution of each Acquired Fund as soon as practicable after the Closing Date, all upon and subject to the terms and conditions of the Agreement. Exhibit A attached hereto shows each class of the Acquired Fund Shares and the corresponding class of Acquiring Fund Shares. Each Acquiring Fund currently is a shell series, without assets or liabilities, created for the purpose of acquiring the assets and liabilities of its corresponding Acquired Fund.

     In rendering our opinion, we have reviewed and relied upon: (a) a copy of the executed Agreement, dated as of _________; (b) the combined proxy statement/prospectus provided to shareholders of Acquired Funds in connection with a Special Meeting of Shareholders of Acquired Funds held on May __, 2009; (c) certain representations concerning the Reorganization made to us by Trust and each Acquired Fund in letters each dated ___________(the “Representation Letters”); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion. All capitalized terms used herein, unless otherwise defined, are used as defined in the Agreement.

     For purposes of this opinion, we have assumed that Acquired Funds, on the Closing Date of the Reorganization, satisfy, and immediately following the Closing Date of the Reorganization, Acquiring Funds will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as regulated investment companies.

     Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware and the State of Maryland, the terms of the Agreement and the statements in the Representation Letter for each Acquired Fund and corresponding Acquiring Fund, it is our opinion that:

     1. The acquisition by each Acquiring Fund of the assets of the applicable Acquired Fund in exchange for such Acquiring Fund’s assumption of the Liabilities of that Acquired Fund and issuance of the Acquiring Fund Shares, followed by the distribution by that Acquired Fund of such Acquiring Fund Shares to the shareholders of such Acquired Fund in exchange for their shares of such Acquired Fund, will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and such Acquired Fund and Acquiring Fund each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

     2. No gain or loss will be recognized by any Acquired Fund upon the transfer of its assets to the applicable Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by each Acquiring Fund of the Liabilities of the applicable Acquired Fund pursuant to Section 361(a) and Section 357(a) of the Code.

     3. No gain or loss will be recognized by any Acquiring Fund upon the receipt of the assets of the applicable Acquired Fund in exchange for the assumption of the Liabilities of such Acquired Fund and issuance of the Acquiring Fund Shares pursuant to Section 1032(a) of the Code.

     4. No gain or loss will be recognized by any Acquired Fund upon the distribution of the Acquiring Fund Shares by each Acquired Fund to its shareholders in liquidation (in pursuance of the Agreement) pursuant to Section 361(c)(1) of the Code.

     5. The tax basis of the assets of each Acquired Fund acquired by the applicable Acquiring Fund will be the same as the tax basis of such assets in the hands of such Acquired Fund immediately prior to the transfer pursuant to Section 362(b) of the Code.

     6. The holding periods of the assets of each Acquired Fund in the hands of the applicable Acquiring Fund will include the periods during which such assets were held by such Acquired Fund pursuant to Section 1223(2) of the Code.

     7. No gain or loss will be recognized by Acquired Fund Shareholders upon the exchange of all of their Acquired Fund Shares for the Acquiring Fund Shares pursuant to Section 354(a) of the Code.

     8. The aggregate tax basis of the Acquiring Fund Shares to be received by each shareholder of the Acquired Fund will be the same as the aggregate tax basis of Acquired Fund Shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

     9. An Acquired Fund Shareholder’s holding period for the Acquiring Fund Shares to be received will include the period during which Acquired Fund Shares exchanged therefor were held, provided that the shareholder held Acquired Fund Shares as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code.

     10. Each Acquiring Fund will succeed to and take into account, as of the date of the transfer as defined in Section 1.381(b) -1(b) of the income tax regulations issued by the United States Department of the Treasury (the “Income Tax Regulations”), the items of the applicable Acquired Fund described in Section 381(c) of the Code.

     Our opinion is based upon the Code, the applicable Income Tax Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

     Our opinion is conditioned upon the performance by each Acquired Fund, and Trust, on behalf of the Acquiring Funds, of their undertakings in the Agreement and the Representation Letters. Our opinion is limited to the transactions incident to the Reorganization described herein, and no opinion is rendered with respect to (i) any other transaction or (ii) the effect, if any, of the Reorganization (and/or the transactions incident thereto) on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

     This opinion is being rendered to each Acquiring Fund and the corresponding Acquired Fund, and may be relied upon only by such Funds and the shareholders of each. We hereby consent to the use of this opinion as an exhibit to the Registration Statement of Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

Very truly yours,

EXHIBIT A

     Acquired Funds and Acquiring Funds, and the classes of each, correspond to one another as follows:

Corresponding Acquired Fund	Acquiring Fund, each a series of Aberdeen Funds

Credit Suisse Global Fixed Income Fund, Inc.
Common
Advisor
Class A
Class C

Credit Suisse Global Small Cap Fund, Inc.
Common
Advisor
Class A
Class B
Class C

Asia Bond Portfolio of Credit Suisse Institutional Fund, Inc.
Institutional

International Focus Portfolio of Credit Suisse Institutional Fund, Inc.
Institutional

Aberdeen Global Fixed Income Fund
Institutional Service
Institutional Service
Class A
Class C

Aberdeen Global Small Cap Fund
Class A
Class R
Class A
Class A
Class C

Aberdeen Asia Bond Institutional Fund
Institutional

Aberdeen International Equity Institutional Fund
Institutional